                                                                    Exhibit 10.6


                        PURCHASE AND ASSUMPTION AGREEMENT





                                     BETWEEN





                       HUNTINGTON BANCSHARES INCORPORATED,





                          THE HUNTINGTON NATIONAL BANK





                                       AND





                                   FIRST BANK


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                        PURCHASE AND ASSUMPTION AGREEMENT


ARTICLE I - THE ASSETS ....................................................   1
     Section 1.1    Banking Center ........................................   1

ARTICLE II - TRANSFER OF ASSETS AND LIABILITIES ...........................   1
     Section 2.1    Transferred Assets ....................................   1
     Section 2.2    Purchase Price ........................................   3
     Section 2.3    Deposit Liabilities ...................................   5
     Section 2.4    Loans Transferred .....................................   8
     Section 2.5    Safe Deposit Business .................................   9
     Section 2.6    Employee Matters ......................................  10
     Section 2.7    Records and Data Processing, etc. .....................  11
     Section 2.8    Security ..............................................  11
     Section 2.9    Taxes and Fees; Proration of Certain Expenses .........  12
     Section 2.10   Title to Real Property ................................  12
     Section 2.11   Environmental Matters .................................  14

ARTICLE III - CLOSING AND EFFECTIVE TIME ..................................  15
     Section 3.1    Effective Time ........................................  15
     Section 3.2    Closing ...............................................  16
     Section 3.3    Post Closing Adjustments ..............................  18

ARTICLE IV - INDEMNIFICATION ..............................................  19
     Section 4.1    Huntington's Indemnification of Purchaser..............  19
     Section 4.2    Purchaser's Indemnification of Sellers.................  20
     Section 4.3    Claims for Indemnity ..................................  20
     Section 4.4    Limitations on Indemnification ........................  21

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SELLERS .....................  21
     Section 5.1    Corporate Organization ................................  21
     Section 5.2    No Violation ..........................................  21
     Section 5.3    Corporate Authority ...................................  22
     Section 5.4    Enforceable Agreement .................................  22
     Section 5.5    No Brokers ............................................  22
     Section 5.6    Personal Property .....................................  22
     Section 5.7    Real Property .........................................  21
     Section 5.8    Condition of Property .................................  23
     Section 5.9    Employees .............................................  23
     Section 5.10   Assumed Contracts .....................................  24
     Section 5.11   Loans .................................................  24
     Section 5.12   Environmental Matters .................................  25


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     Section 5.13   Deposit Liabilities ...................................  26
     Section 5.14   Books, Records, Documentation, etc. ...................  26
     Section 5.15   Litigation ............................................  27
     Section 5.16   Contracts and Agreements...............................  27
     Section 5.17   Tax Matters............................................  27
     Section 5.18   Limitation and Survival of Representations and
                        Warranties ........................................  27

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF PURCHASER ..................  28
     Section 6.1    Corporate Organization ................................  28
     Section 6.2    No Violation ..........................................  28
     Section 6.3    Corporate Authority ...................................  28
     Section 6.4    Enforceable Agreement .................................  28
     Section 6.5    No Brokers ............................................  28
     Section 6.6    Survival of Representations and Warranties ............  29

ARTICLE VII - OBLIGATIONS OF PARTIES PRIOR TO AND AFTER
         EFFECTIVE TIME ...................................................  29
     Section 7.1    Full Access ...........................................  29
     Section 7.2    Delivery of Magnetic Media Records ....................  29
     Section 7.3    Application for Approval ..............................  30
     Section 7.4    Conduct of Business; Maintenance of Properties ........  30
     Section 7.5    No Solicitation by Sellers ............................  30
     Section 7.6    Further Actions .......................................  31
     Section 7.7    Fees and Expenses .....................................  31
     Section 7.8    Breaches with Third Parties ...........................  32
     Section 7.9    Operations ............................................  32
     Section 7.10   Destruction and Condemnation ..........................  33
     Section 7.11   Insurance .............................................  34
     Section 7.12   Public Announcements ..................................  34
     Section 7.13   Tax Reporting .........................................  34
     Section 7.14   Transitional Matters ..................................  34

ARTICLE VIII - CONDITIONS TO PURCHASER'S OBLIGATIONS ......................  34
     Section 8.1    Representations and Warranties True ...................  35
     Section 8.2    Obligations Performed .................................  35
     Section 8.3    No Adverse Litigation .................................  35
     Section 8.4    Regulatory Approval ...................................  35

ARTICLE IX - CONDITIONS TO SELLERS' OBLIGATIONS ...........................  35
     Section 9.1    Representations and Warranties True ...................  36
     Section 9.2    Obligations Performed .................................  36
     Section 9.3    No Adverse Litigation .................................  36
     Section 9.4    Regulatory Approval ...................................  36


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ARTICLE X - TERMINATION ...................................................  36
     Section 10.1   Methods of Termination ................................  36
     Section 10.2   Procedure Upon Termination ............................  37
     Section 10.3   Payment of Expenses ...................................  38

ARTICLE XI - MISCELLANEOUS PROVISIONS .....................................  38
     Section 11.1   Assignment to Subsidiaries ............................  38
     Section 11.2   Amendment and Modification ............................  38
     Section 11.3   Waiver or Extension ...................................  38
     Section 11.4   Assignment ............................................  38
     Section 11.5   Confidentiality .......................................  39
     Section 11.6   Addresses for Notices, Etc. ...........................  39
     Section 11.7   Counterparts ..........................................  40
     Section 11.8   Headings ..............................................  40
     Section 11.9   Governing Law .........................................  40
     Section 11.10  Sole Agreement ........................................  40
     Section 11.11  Parties In Interest ...................................  41
     Section 11.12  Calculation of Dates and Deadlines ....................  41




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                        PURCHASE AND ASSUMPTION AGREEMENT


         THIS PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement") is entered into as of February 25, 1999, by and between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation having its principal offices in Columbus, Ohio ("Huntington"), THE HUNTINGTON NATIONAL BANK, a national banking association having its principal offices in Columbus, Ohio ("HNB"), and FIRST BANK, an Indiana state-chartered commercial bank having its principal offices in Morgantown, Indiana ("Purchaser"):


                              W I T N E S S E T H:

         WHEREAS, Huntington, by its own actions and through the actions of HNB (Huntington and HNB being hereinafter referred to as "Sellers"), wishes to divest itself of certain assets, deposits, and other liabilities; and

         WHEREAS, Purchaser wishes to purchase such assets and assume such liabilities upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, Sellers and Purchaser agree as follows:


                                    ARTICLE I
                                   THE ASSETS

Section 1.1.    Banking Center.
-----------     --------------

Purchaser shall purchase from Sellers the "Transferred Assets" (as defined in Section 2.1 below), and assume certain liabilities assigned to the branch banking offices of Sellers located at 41 South Hawthorne Street in Nashville, Indiana (the "Banking Center").


                                   ARTICLE II
                       TRANSFER OF ASSETS AND LIABILITIES

Section 2.1.    Transferred Assets.
-----------     ------------------

(a) As of the "Effective Time" (as defined in Section 3.1 below) and upon the terms and conditions set forth herein, Sellers will sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser will purchase from Sellers, the following assets located at or


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         attributed to the Banking Center, except as otherwise excluded from sale pursuant to the provisions of paragraph 2.1(b) below (collectively, the "Transferred Assets"):

         (1) subject to Section 2.10 hereof, all of Sellers' transferable right, title, and interest in and to all real estate and improvements thereon at the Banking Center, but not including any leasehold estates covered by item (3) below, together with all rights and appurtenances pertaining thereto (the "Real Property");

         (2) the furniture, fixtures, leasehold improvements, equipment, and other tangible personal property located on or affixed to the Real Property, any of such items on order at the Closing or subject to the terms of any Equipment Leases but only to the extent such items, if material, were reflected in the Offering Memorandum (collectively, the "Personal Property");

         (3) all assignable leases affecting the Banking Center, including all leases for equipment (the "Equipment Leases"), and those assignable, stand-alone software licenses and leases acceptable to Purchaser (the "Software Licenses");

         (4) all safe deposit contracts and leases for the safe deposit boxes located at the Banking Center as of the Effective Time (the "Safe Deposit Contracts");

         (5)    all "Loans" (as defined in Section 2.4 below); and

         (6) all coins and currency located at the Banking Center as of the Effective Time (the "Coins and Currency").

(b)      The following items shall be excluded from the Transferred Assets:

         (1) the proprietary merchandising equipment and other assets listed on Exhibit 2.1(b) hereto;

         (2) Sellers' rights in and to the names "Huntington" and any of their predecessor banks' names and any of Sellers' or Sellers' predecessors' corporate logos, trademarks, trade names, signs, paper stock forms, and other supplies containing any such logos, trademarks, or trade names;

         (3) residential mortgage servicing rights for 1-4 family residential mortgages loans at the Banking Center;

         (4) any regulatory licenses or any other nonassignable licenses and permits;

         (5)    trust, brokerage, mutual fund, and similar relationships; and

         (6) proprietary Huntington software (collectively, the "Excluded Assets").


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Sellers shall coordinate with Purchaser to remove the Excluded Assets from the
Banking Center on or prior to the Effective Time. Sellers shall remove the Excluded Assets at their own cost and using their reasonable efforts to attempt to minimize any damage as a result of such removal. Apart from making any repairs necessitated by Sellers' negligence in removing the Excluded Assets, Sellers shall be under no obligation to restore the premises to their original condition, which shall be the responsibility of Purchaser.

Section 2.2.    Purchase Price.
-----------     --------------

(a) As consideration for the purchase of the Banking Center, Purchaser shall pay Sellers a purchase price equal to the sum of the following:

         (1) the "Net Book Value" (as defined in paragraph 2.2(d) hereof) of the Personal Property and the Real Property at the Banking Center on the Closing Date;

         (2) a premium for the "Deposit Liabilities" (as defined in paragraph 2.3(a) hereof) and franchise value assigned to the Banking Center equal to 10% of such Deposit Liabilities; provided, however, that for purposes of calculating the premium pursuant to this Section 2.2(a)(2) only (and not for determining which liabilities are assumed by Purchaser), the term "Deposit Liabilities" shall not include any amounts represented by the aggregate of Jumbo CDs (certificates of deposit in amounts equal to or greater than $100,000) and public funds in excess of the lesser of (i) $971,581 or (ii) an amount that represents 6.654 percent of all Deposit Liabilities excluding all Jumbo CDs and public funds. Notwithstanding the above, Purchaser shall pay a Deposit Premium of not less than $1,425,133;

         (3) the "Net Book Value" (as defined in paragraph 2.2(d) hereof) of the Loans as set forth in Section 2.4 hereof as of the Effective Time; and

         (4)    the face amount of the Coins and Currency.

(b) In addition, Purchaser shall assume, as of the Effective Time, all of the duties, obligations, and liabilities of Sellers relating to the Deposit Liabilities and all duties, obligations, and liabilities related to any of the following accruing or arising on or after the Effective Time: (i) the Real Property, (ii) the Equipment Leases, (iii) the Software Licenses, (iv) the Safe Deposit Contracts, and (v) all other assignable operating contracts of the Banking Center. Specifically excluded from the above are:

         (1) liabilities or obligations with respect to any litigation, suits, claims, demands or governmental proceedings arising from any fact, circumstance, or event occurring prior to the Effective Time and related to the Banking Center; and


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         (2)    any and all obligations arising under any service agreements entered into between Huntington and its subsidiaries or other affiliates.

(c) Sellers shall prepare a balance sheet (the "Pre-Closing Balance Sheet") in accordance with generally accepted accounting principles consistently applied as of a date not earlier than 30 calendar days prior to the Effective Time anticipated by the parties (the "Pre-Closing Balance Sheet Date") reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder; Sellers agree to pay to Purchaser at the Closing (as defined in Section 3.1 hereof), in immediately available funds, the excess amount, if any, of the amount of Deposit Liabilities assumed by Purchaser pursuant to paragraph (b) above, as reflected by the Pre-Closing Balance Sheet, over the aggregate purchase price computed in accordance with paragraph (a) above, as reflected by the Pre-Closing Balance Sheet. Purchaser agrees to pay Sellers at the Closing, in immediately available funds, the excess, if any, of the aggregate purchase price computed in accordance with paragraph (a) above, as reflected by the Pre-Closing Balance Sheet, over the amount of Deposit Liabilities assumed by Purchaser pursuant to paragraph (b) above, as reflected by the Pre-Closing Balance Sheet. The purchase price, as well as each of the items described in paragraphs (a)(1) through (4) above and all amounts paid at the Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined in Section 3.3 hereof).

(d) The "Net Book Values" of the Personal Property and the Real Property are the values that the relevant assets are carried on Sellers' general ledger. The "Net Book Value" of the Loans is the aggregate principal amount of the Loans, plus accrued and unpaid interest and late charges thereon, but such value shall not include any loan loss reserves or general reserve.

(e) Sellers and Purchaser agree to allocate the purchase price in accordance with Section 1060 of the Internal Revenue Code (the "Code"). Within 120 days after the Closing Date, Purchaser shall provide to Sellers Purchaser's proposed allocation of the purchase price as finally determined and paid by Purchaser hereunder. Within 30 days after the receipt of such allocation, Sellers shall propose to Purchaser any changes to such allocation or otherwise shall be deemed to have agreed with such allocation. Sellers and Purchaser shall reduce such allocation to writing, including jointly and properly executing completed Internal Revenue Service Form 8594, and any other forms or statements required by the Code, Treasury Regulations or the Internal Revenue Service, together with any and all attachments required to be filed therewith. Sellers and Purchaser shall file timely any such forms and statements with the Internal Revenue Service. To the extent consistent with applicable law, Sellers and Purchaser shall not file any tax return or other documents or otherwise take any position with respect to taxes which is inconsistent with such allocation of the final purchase price, provided, however, that neither Sellers nor Purchaser shall be obligated to litigate any challenge to such allocation of the final purchase price by a governmental authority. Sellers and Purchaser shall promptly inform one another of any challenge by any governmental authority to any


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         allocation made pursuant to this paragraph and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

Section 2.3.    Deposit Liabilities.
-----------     -------------------

(a) "Deposit Liabilities" shall mean all of Sellers' duties, obligations and liabilities relating to the deposit accounts assigned to the Banking Center as of the Effective Time (including accrued but unpaid or uncredited interest thereon).

(b) Except for those liabilities and obligations specifically assumed by Purchaser under 2.2(b) above, Purchaser is not assuming any other liabilities or obligations. Liabilities not assumed include, but are not limited to, the following:

         (1) Sellers' cashier checks, letters of credit, money orders, traveler's checks, interest checks and expense checks issued prior to the Effective Time, consignments of U.S. Government "E" and "EE" bonds and any cash items paid by Sellers and not cleared prior to the Effective Time;

         (2) deposit accounts associated with or securing lines of credit where the line of credit is excluded in accordance with paragraph 2.4(b); and

         (3) individual retirement accounts which, by their terms, are not subject to assignment, it being understood that all other types of IRA Deposit Liabilities are intended to be transferred.

(c) Sellers do not represent or warrant that any deposit customers whose accounts are assumed by Purchaser will become or continue to be customers of Purchaser after the Effective Time.

(d) Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Sellers or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Sellers with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser; provided that Purchaser shall not be obligated to honor or pay any item if there are insufficient funds in the customer's account when presented.

(e) If, after the Effective Time, any depositor, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities assumed, shall demand payment from Sellers for all or any part of any such assumed Deposit Liabilities, Sellers shall not be liable or responsible for making any such payment; provided, that if Sellers shall pay the same,



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         Purchaser agrees to reimburse Sellers for any such payments, and
         Sellers shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts or withdrawal orders and any such representations or warranties implied by law are hereby expressly disclaimed. Sellers and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of checks, drafts, withdrawal orders, returns and other items presented to and paid by Sellers within 90 calendar days after the Effective Time and drawn on or chargeable to accounts that have been assumed by Purchaser; provided, however, that Sellers shall be held harmless and indemnified by Purchaser for acting in accordance with such arrangements.

(f) Purchaser agrees, at its cost and expense, (i) to notify such depositors, on or before the Effective Time, in a form and on a date mutually acceptable to Sellers and Purchaser, of Purchaser's assumption of Deposit Liabilities, (ii) to furnish such depositors with checks on the forms of Purchaser and with instructions to utilize Purchaser's checks and to destroy unused check, draft and withdrawal order forms of Sellers (if Purchaser so elects, Purchaser may offer to buy from such depositors their unused Sellers' check, draft and withdrawal order forms), (iii) to reissue all ATM and debit cards associated with the depositors of assumed Deposit Liabilities, (iv) to replace all line of credit checks with checks on the forms of Purchaser with instructions to utilize Purchaser's checks and to destroy the unused checks and (v) to disable and to notify customers of its disabling of all credit card overdraft protection or notify the customers of alternative over-draft protection through a different credit card or line of credit. At its expense, Sellers will prepare and deliver to Purchaser two sets of its normal customer mailing labels relating to the Deposit Liabilities. In addition, subsequent to regulatory approval, Sellers will notify its affected customers by letter of the pending assignment of Sellers' Deposit Liabilities to Purchaser, which notice shall be at Sellers' cost and expense and shall be in a form mutually agreeable to Sellers and Purchaser.

(g) Purchaser agrees to pay promptly to Sellers an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to any assumed Deposit Liabilities as of the Effective Time that are returned to Sellers after the Effective Time.

(h) As of the Effective Time, Purchaser will assume and discharge Sellers' duties and obligations in accordance with the terms and conditions and laws, rules and regulations that apply to the certificates of deposit, accounts and other Deposit Liabilities assumed under this Agreement.

(i) As of the Effective Time, Purchaser will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Sellers' right of access to such records as provided in this Agreement.


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

(j) Sellers will render a final statement to each depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time and will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts through the Effective Time. Sellers will be entitled to impose normal fees and service charges on a per-item basis, but Sellers will not impose periodic fees or blanket charges in connection with such final statements. Purchaser will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts after the Effective Time.

(k) Prior to the Closing Date, Purchaser, at its expense, will notify all Automated Clearing House ("ACH") originators of the transfers and assumptions made pursuant to the Agreement; provided, however, that Sellers shall have provided Purchaser with all information necessary to make such notifications and provided, further, that Sellers may, at their option, notify all such originators (on behalf of Purchaser) also at the expense of Purchaser. For a period of 90 calendar days beginning on the Effective Time, Sellers will honor all ACH items related to accounts assumed under this Agreement which are mistakenly routed or presented to Sellers. Sellers will make no charge to Purchaser for honoring such items, and will electronically transmit such ACH data to Purchaser. If Purchaser cannot receive an electronic transmission, Sellers will make available to Purchaser at Sellers' operations center receiving items from the Automated Clearing House tapes containing such ACH data. Items mistakenly routed or presented after the 90-day period will be returned to the presenting party. Sellers and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Sellers, and Sellers shall be held harmless and indemnified by Purchaser for acting in accordance with this arrangement to accept ACH items.

(l) Following the Effective Time, Purchaser agrees to use reasonable efforts consistent with its normal business practices to collect from Purchaser's customers amounts equal to any Visa or MasterCard charge backs under the MasterCard and Visa Merchant Agreements between Sellers and their customers or amounts equal to any deposit items returned to Sellers after the Effective Time which were honored by Sellers prior to the Effective Time and remit such amounts so collected to Sellers. To the extent permitted under applicable law, Purchaser agrees promptly to freeze and remit to Sellers any funds, up to the amount of the charged back or returned item that had been previously credited by Sellers, if such funds are available at the time of notification by Sellers to Purchaser of the charged back or returned item. Notwithstanding the foregoing, Purchaser shall have no duty to remit funds for any item or charge that has been improperly returned or charged to Sellers. Solely for the purposes of this paragraph (l), all references to Sellers shall be deemed to include Sellers and its assignees.

(m) As of the Effective Time, Sellers shall transfer and assign all files, documents and records related to the Deposit Liabilities to Purchaser, including such information held in


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

         electronic form, and Purchaser will be responsible for maintaining and safeguarding all such materials in accordance with applicable law and sound banking practices.

Section 2.4.    Loans Transferred.
-----------     -----------------

(a) Sellers will transfer to Purchaser as of the Effective Time, subject to the terms and conditions of this Agreement, all of Sellers' right, title and interest in (including accrued but unpaid interest and late charges and collateral relating thereto) loans maintained, serviced and listed as loans assigned to the Banking Center (collectively, the "Loans"); provided, however, the Loans shall not include any loans described in paragraph (b) below. Such Loans (as well as any lien or security interest related thereto) shall be transferred by means of a blanket (collective) assignment and not individually (except as may be otherwise required by law).

(b) Notwithstanding the provisions of paragraph (a) above, the Loans shall not include:

         (1) nonaccruals (which term shall include loans in which the collateral securing same has been repossessed or in which collection efforts have been instituted or claim and delivery or foreclosure proceedings have been filed);

         (2) loans 90 calendar days or more past due or otherwise in default and consumer loans which have been 30 days or more past due three or more times during the preceding 12-month period;

         (3)    loans upon which insurance has been force-placed;

         (4) loans in connection with which the borrower has filed a petition for relief under the United States Bankruptcy Code prior to the Effective Time;

         (5) servicing rights in connection with residential real estate related loans; and

         (6) loans lacking original loan documentation and any intervening assignments required by law and required to enforce the loans.

(c) Sellers and Purchaser agree that Purchaser will become the beneficiary of credit life insurance written on direct consumer installment loans and coverage will continue to be the obligation of the current insurer after the Effective Time and for the duration of such insurance as provided under the terms of the policy or certificate. If Purchaser becomes the beneficiary of credit life insurance written on direct consumer installment loans, Sellers and Purchaser agree to cooperate in good faith to develop a mutually satisfactory method by which the current insurer will make rebate payments to and satisfy claims of the holders of such certificates of insurance after the Effective Time. After the Effective Time, Sellers will promptly deliver to Purchaser the proceeds of any credit life insurance relating to Loans inadvertently received by it. The parties' obligations in this paragraph


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

         (c) are subject to any restrictions contained in existing insurance contracts as well as applicable laws and regulations.

(d) In connection with the transfer of any loans requiring notice to the borrower and the servicer, Purchaser and Sellers will comply with all notice and reporting requirements of the loan documents or of any law or regulation.

(e) All Loans will be transferred without recourse and without any warranties or representations as to their collectibility or the creditworthiness of any of the obligors of such Loans.

(f) Purchaser will at its expense issue new coupon books or other forms of payment identification for payment of Loans for which Sellers provide coupon books with instructions to utilize Purchaser's coupons or forms and to destroy coupons furnished by Sellers.

(g) For a period of 90 calendar days after the Effective Time, Sellers will forward to Purchaser loan payments received by Sellers. Purchaser shall reimburse Sellers for checks returned on payments forwarded to Purchaser.

(h) As of the Effective Time, Sellers shall transfer and assign all files, documents and records related to the Loans to Purchaser, including such information held in electronic form, and Purchaser will be responsible for maintaining and safeguarding all such materials in accordance with applicable law and sound banking practices.

(i) If the balance due on any Loan purchased pursuant to this Section 2.4 has been reduced by Sellers as a result of a payment by check received prior to the Effective Time, which item is returned after the Effective Time, the asset value represented by the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Purchaser to Sellers promptly upon demand.

(j) Sellers shall grant to Purchaser as of the Effective Time a limited power of attorney, in substantially the form attached hereto as Exhibit 2.4(j) (the "Power of Attorney").

Section 2.5.    Safe Deposit Business.
-----------     ---------------------

(a) As of the Effective Time, Purchaser will assume and discharge Sellers' obligations with respect to the safe deposit box business at the Banking Center in accordance with the terms and conditions of contracts or rental agreements related to such business, and Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them.

(b) As of the Effective Time, Sellers shall transfer and assign the records related to such safe deposit box business to Purchaser, and Purchaser shall maintain and safeguard all such records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Banking Center.

(c) Safe deposit box rental payments collected by Sellers before the Effective Time shall be prorated to the Closing Date.

Section 2.6.    Employee Matters.
-----------     ----------------

(a) Purchaser will offer employment to certain employees actively employed by Sellers at the Banking Center as of the Effective Time (the "Employees"), as provided on Exhibit 2.6(a), subject to Purchaser's standard screening procedures, including, but not limited to, drug testing. The responsibilities of Sellers and Purchaser with respect to the Employees and the certain employees who will not be offered employment by Purchaser are governed by Exhibit 2.6(a). The base salary for each Employee hired by Purchaser shall not be less than the base salary provided by Sellers immediately prior to the Effective Time, subject to changes due to employment classification. With respect to Purchaser's qualified plans, the Employees will be treated as new hires; however, Employees who immediately become employees of Purchaser will immediately participate in welfare benefit plans maintained by Purchaser without regard to pre-existing conditions or waiting periods, if and to the extent that such Employees are participating in Sellers' welfare benefit plans immediately prior to the Closing Date. Employees will be required to satisfy the deductible and employee payments (if any) and all other terms and conditions required by Purchaser's plans. Employees shall receive full credit for prior service with Sellers for purposes of determining their participation and benefit accrual under Purchaser's vacation and sick leave policies. Employees who immediately become employees of Purchaser will be eligible for severance benefits consistent with the Purchaser's severance policies or plans, provided that all service with the Sellers shall be taken into account in determining benefits under Purchaser's severance policies or plans. Purchaser shall not be responsible or liable for any benefits accrued under the pension or welfare plans of Sellers. Sellers will be responsible for all accrued but not paid vacation pay for the Employees through the Closing Date. Notwithstanding anything to the contrary set forth above or implied therein, Purchaser does not intend and is not entering into employment contracts with any of the Employees, and each of the Employees, if any, who becomes employed by Purchaser, will continue to be an "employee at will" of Purchaser as that term is normally construed under the laws of the State of Indiana.

(b) After the execution of this Agreement, Sellers will continue their normal employment practices in staffing the Banking Center; however, Sellers make no representations or warranties about whether any of the Employees who become employees of Purchaser will remain employed at the Banking Center after the Effective Time. Sellers will use their best efforts to: (i) maintain the Employees as employees of Sellers at the Banking Center until the Effective Time, (ii) refrain from dissuading any Employee from accepting an offer of employment with Purchaser or
         (iii) refrain from recruiting employees for alternate positions with Sellers. Sellers shall affirmatively advise Banking Center

         Employees that their current positions will terminate as of the Effective Time. Any Employee whose employment shall be terminated for any reason prior to the Effective Time shall be dealt with by Sellers in their sole and absolute discretion. Any Employee who, for any reason, elects not to accept Purchaser's offer of employment shall be deemed to be part of Sellers' pool of unassigned employees and may, after the Effective Time, be assigned to any openings in Sellers' banking system or terminated. Sellers agree that, for a period of 24 months after the Closing Date, they will not solicit for employment any Employee who remains employed by Purchaser.

(c) After the execution of this Agreement and subject to any legal restrictions, Sellers shall permit Purchaser, at reasonable times and upon reasonable notice, to examine and inspect Sellers, records relating to Employees.

Section 2.7.    Records and Data Processing, etc.
-----------     --------------------------------

(a) As of the Effective Time, Purchaser shall become responsible for maintaining the files, documents and records referred to in this Agreement. Purchaser will preserve and hold them in safekeeping as required by applicable law and sound banking practice for the joint benefit of Sellers and Purchaser. After the Effective Time, Purchaser will permit Sellers and their representatives, for reasonable cause, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce any such files, documents or records as Sellers deem reasonably necessary and to have similar access to such records and Sellers' former employees for purposes of preparation of records and reports (including regulatory and tax reports and returns) and as Sellers require in connection with third party litigation.

(b) As of the Effective Time, Sellers will permit Purchaser and its representatives, for reasonable cause, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce files, documents or records retained by Sellers regarding the assets and liabilities transferred under this Agreement as Purchaser deems reasonably necessary.

(c) For a period of 180 days after the Effective Time, the party providing copies of records shall do so without charge; thereafter it may charge its customary rate for such copies.

(d) It is understood that certain of Sellers' records, including certificates of deposit, may be available only in electronic form or in the form of photocopies, film copies or other non-original and non-paper media.

(e) After the execution of this Agreement, Sellers will work with Purchaser to prepare mutually satisfactory schedules of Assets and contracts to be sold hereunder.

Section 2.8.    Security.
-----------     --------

As of the Effective Time, Purchaser shall be solely responsible for the security of and insurance on all persons and property located in or about the Banking Center.

Section 2.9.    Taxes and Fees; Proration of Certain Expenses.
-----------     ---------------------------------------------

(a) Purchaser shall not be responsible for, or have any liability with respect to, taxes on any income to Sellers arising out of this transaction. Purchaser shall not be responsible for any income tax liability of Sellers arising from the business or operations of the Banking Center before the Effective Time, and Sellers shall not be responsible for any tax liabilities of Purchaser arising from the business or operations of the Banking Center after the Effective Time. Utility payments, telephone charges, real property taxes, personal property taxes, rent, salaries, deposit insurance premiums or assessments, maintenance items, other ordinary operating expenses of the Banking Center and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Time. To the extent any such item has been prepaid by Sellers for a period extending beyond the Effective Time, there shall be a proportionate monetary adjustment in favor of Sellers. Purchaser shall be responsible for the payment of any non-delinquent assessments. Real estate taxes shall be prorated on a calendar year basis, based upon the maximum allowable discount and other applicable exemptions. Sellers will remain responsible for all real property taxes for any period prior to 1999.

(b) Sellers and Purchaser shall each be responsible for their own costs with respect to the preparation and filing of any tax returns, as well as the preparation, review and analysis of the allocation statements and any forms or statements prepared in connection with the allocation of the final purchase price.

Section 2.10.   Title to Real Property.
------------    ----------------------

(a) Sellers agree to deliver to Purchaser as soon as reasonably possible upon Purchaser's request copies of all title information in possession of Sellers, including, but not limited to, title insurance policies, attorneys' opinions on title, surveys, covenants, deeds and easements relating to the Real Property. Such delivery shall constitute no warranty by Sellers as to the accuracy or completeness thereof or that Purchaser is entitled to rely thereon.

(b) Sellers will provide as soon as practicable, but not later than 60 days after the date of this Agreement:

         (1) a title insurance commitment, from a national title insurance company selected by Sellers and reasonably satisfactory to Purchaser, irrevocably undertaking to issue an owner's policy of title insurance insuring Purchaser's title to the real estate and related easements and rights appurtenant thereto for the Net Book Value of the land and buildings (Purchaser may elect to increase coverage, at Purchaser's expense), which commitment shall provide that the owners title insurance policy to be issued pursuant thereto will be endorsed to remove any binding arbitration provisions, and which commitment will be accompanied by legible copies of all title exception instruments identified in the commitment (Purchaser's payment of its share of the title insurance premium will be included in the settlement wire transfer). Seller agrees to execute such affidavit regarding off-record title matters as may be required by the title insurer to remove the so-called "standard exceptions" to title, except for survey matters. Sellers shall pay one-half the cost of said title insurance commitment (including the title examination) and policy and Purchaser shall pay the other one-half of such cost, except that the Purchaser shall pay the entire cost of any increased amount of coverage, as provided above, and the entire cost of any endorsements or affirmative coverages desired by Purchaser.

         (2) a survey as is required by the title insurer to remove the survey exception in the title insurance policy, to be conducted by a surveyor selected by Sellers and reasonably satisfactory to Purchaser. Sellers shall pay one-half the cost of such survey and Purchaser shall pay the other one-half of such cost. If Purchaser desires information to be included on the survey which is in addition to information that is required on the survey to remove the survey exception in the title insurance policy, Purchaser shall be responsible for obtaining such additional survey work, at Purchaser's sole cost and expense.

(c) Purchaser agrees to notify Sellers, in writing within 30 calendar days after the date of Purchaser's receipt of both the title insurance commitment and survey obtained by Sellers described in paragraph (b) above, of any mortgages, pledges, material liens, encumbrances, reservations, tenancies, encroachments, overlaps or other title exceptions, survey objections, or zoning or similar land use violations (excluding legal but nonconforming uses) or material engineering or structural problems related to the Real Property to which Purchaser reasonably objects (the "Title Defects"). If Purchaser does not notify Sellers of Title Defects within such time period, Purchaser shall be deemed to have waived its rights under this Section 2.10. Purchaser agrees that Title Defects shall not include real property taxes not yet due and payable or easements, restrictions, tenancies, survey matters, rights of way or other title matters which Purchaser deems acceptable in Purchaser's reasonable discretion. During the 30-day period after Sellers' receipt from Purchaser of said notice of any Title Defects, Sellers shall have the right, but not the obligation, to attempt to correct any such Title Defect to Purchaser's reasonable satisfaction. If Sellers are unable or unwilling to cure any such Title Defects to Purchaser's reasonable satisfaction, Purchaser shall have the option either to terminate this Agreement (upon written notice to Sellers and subject to Sellers' option to lease the Banking Center to Purchaser pursuant to paragraph 2.10(e)) with respect to the Banking Center, at which the Real Property having such Title Defects is located or to receive title in its then existing condition. Upon termination of this Agreement with respect to a particular tract of property pursuant to this Section 2.10, no party shall have any further liability to the other party under this Agreement except as set forth in Section 10.2.

(d) Purchaser shall have the right to request that the title insurance company update title matters up to 10 business days prior to the Closing Date for any changes which may have arisen between the date of the original title search and the Closing Date. If such update indicates that any Title Defects have been placed of record since the date of Purchaser's original title search, and Purchaser reasonably objects thereto in writing, then Sellers shall make a good faith effort to cure any such Title Defect to Purchaser's reasonable satisfaction. If Sellers are unable or unwilling to cure any such Title Defect, Purchaser shall have the option to receive title in the then existing condition, to terminate this Agreement (upon written notice to Sellers and subject to Sellers' option to lease the Banking Center to Purchaser pursuant to paragraph 2.10(e)) with respect to the Banking Center, or to enter into the lease of that Banking Center as described in paragraph 2.10(e).

(e)      In the event Purchaser notifies Sellers of its intent under this
         Section 2.10 to terminate this Agreement with respect to the Banking Center due to an unacceptable Title Defect, Sellers may elect to lease the Banking Center to Purchaser at a reasonable rent, based on a valuation of the Banking Center at its Net Book Value, for a term of 10 years, in which event Purchaser will have no right to terminate the Agreement with respect to the Banking Center. The parties agree that if they cannot agree upon the rent to be payable for the Banking Center to be leased to Purchaser under this provision, the rent shall be determined by an appraisal to be conducted by an appraiser acceptable to both parties, with the cost of such appraisal to be shared equally by both parties, based on a valuation of the Banking Center at its Net Book Value. If Purchaser leases the Banking Center under this paragraph 2.10(e) and if, following the Closing and at any time during the term of such lease, Sellers cure the unacceptable Title Defect, Sellers shall promptly sell and convey the Banking Center to Purchaser, upon the terms specified in this Agreement, whereupon such lease shall be terminated. In the event of such sale, the purchase price of the Banking Center shall be reduced (but not to less than zero) by the amount of the rent paid by Purchaser to Sellers pursuant to such lease.

Section 2.11.   Environmental Matters.
------------    ---------------------

(a) Sellers agree to deliver to Purchaser as soon as reasonably possible, upon Purchaser's request copies of all environmental studies, reports and audits in Sellers' possession related to the Banking Center.

(b) Purchaser shall have the right, but not the obligation, at their sole cost and expense, to cause such investigations and tests to be made as they deem necessary to determine whether there has been any soil, surface water, groundwater, or building space contamination on or under the Real Property. Sellers shall provide reasonable assistance to Purchaser and/or their agents or contractors in their evaluation and testing of the Real Property and Sellers shall provide Purchaser and/or their agents or contractors access to pertinent records and documents. Sellers authorize Purchaser and/or their agents or contractors to contact governmental agencies regarding the environmental status of the

         Real Property. Purchaser shall report the results of any such investigations or tests to Sellers no later than 30 days after the date of this Agreement; provided, however, that without the prior written consent of Sellers, which consent will not unreasonably be withheld, and execution of a satisfactory property access agreement, Purchaser shall not conduct subsurface testing, any ground water monitoring or install any test well or undertake any other investigation which requires a permit or license from, or the reporting of the investigation or the results thereof to, a local or state environmental regulatory authority or the United States Environmental Protection Agency. If Purchaser object to any material adverse environmental condition which impacts the Banking Center, Sellers shall have the right, but not the obligation, to cure any such material adverse environmental condition which is discovered by Purchaser's investigation. If at the end of the applicable 30-day period, Sellers are unable or unwilling to cure such problem, Purchaser shall have the option to accept the premises in the then existing condition or to terminate this Agreement with respect to that particular Banking Center affected by the environmental problem (subject to Sellers' option to lease the Banking Center to Purchaser pursuant to paragraph 2.11(c)), in which event neither party shall have any liability to the other party with respect to such Banking Center.

(c)      In the event Purchaser notify Sellers of their intent under this
         Section 2.11 to terminate this Agreement with respect to any Banking Center due to an environmental problem, Sellers may elect to lease the Banking Center to Purchaser at a reasonable rent, based on a valuation of the Banking Center at its Net Book Value, for a term of 10 years, in which event Purchaser will have no right to terminate the Agreement with respect to that particular Banking Center. The parties agree that if they cannot agree upon the rent to be payable for any such Banking Center to be leased to Purchaser under this provision, the rent shall be determined by an appraisal to be conducted by an appraiser acceptable to both parties, with the cost of such appraisal to be shared equally by both parties, based on a valuation of the Banking Center at its Net Book Value. If Purchaser lease the Banking Center under this paragraph 2.11(c) and if, following the Closing and at any time during the term of such lease, Sellers cure the environmental problem, Sellers shall promptly sell and convey the Banking Center to Purchaser, upon the terms specified in this Agreement, whereupon such lease shall be terminated.

                                   ARTICLE III
                           CLOSING AND EFFECTIVE TIME

Section 3.1.    Effective Time.
-----------     --------------

(a) The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the "Closing") to be held at the offices of Sellers in Columbus, Ohio, at 10:00 a.m., local time, or at such other time, place, and manner as the parties shall mutually agree, on a date to be mutually agreed upon between the parties, which date shall be after the receipt of all necessary approvals by regulatory agencies and after all statutory waiting periods have expired and no later than September 30, 2000. The effective time (the "Effective Time") shall be 5:00 p.m., local time, on the day on which the Closing occurs (the "Closing Date").

(b) Sellers and Purchaser may agree to conduct the Closing by exchanging executed and original documents by overnight courier service for delivery on the Closing Date. In this case, all Closing documents shall be held in escrow by the parties' counsel pending their receipt of confirmation that all Closing documents have been received and are satisfactory, respectively, and that the parties' wire transfer(s) of funds required under this Agreement have been received and credited to their designated account(s). Upon the parties' receipt of such confirmation(s), respectively, such Closing documents shall be released from escrow by such counsel and the Closing shall be deemed to have been consummated.

Section 3.2.    Closing.
-----------     -------

(a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b) At the Closing, subject to all the terms and conditions of this Agreement, Sellers shall execute and deliver to Purchaser or, in the case of items (6), (7), (8), (10) and (11), make reasonably available to Purchaser:

         (1) warranty deeds in recordable form executed by the appropriate Seller transferring good and marketable title to the Real Property, free and clear of any and all liens, restrictions, or encumbrances, except for Permitted Exceptions and any other such matters that are shown on the title commitment to be provided to Purchaser hereunder, in and to each parcel of Real Property to Purchaser in substantially the form attached hereto as Exhibit 3.2(b)(1);

         (2)    a Bill of Sale, in substantially the form attached hereto as
                Exhibit 3.2(b)(2) (the "Bill of Sale"), transferring to Purchaser all of Sellers interest in the Personal Property and in the Loans;

         (3) an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 3.2(b)(3) (the "Assignment and Assumption Agreement"), assigning Sellers' interest in the Equipment Leases, the Safe Deposit Contracts, and the Deposit Liabilities;

         (4)    [reserved];

         (5) consents from third persons that are required to effect the assignments set forth in the Assignment and Assumption Agreement;

         (6) Sellers' keys to the safe deposit boxes and Sellers' records related to the safe deposit box business at the Banking Center;

         (7)    Sellers' files and records related to the Loans;

         (8) Sellers' records related to the Deposit Liabilities assumed by Purchaser;

         (9) immediately available funds in the net amount shown as owing to Purchaser by Sellers on the Closing Statement, if any;

         (10)   the Coins and Currency;

         (11) such of the other assets to be purchased as shall be capable of physical delivery;

         (12) a certificate of a proper officer of each Seller, dated as of the Closing Date, certifying to the fulfillment of all conditions which are the obligation of that Seller and that all of the representations and warranties of such Seller set forth in this Agreement remain true and correct in all material respects as of Effective Time;

         (13) copies of (A) the charters and bylaws of Sellers and (B) a resolution of the Boards of Directors of Sellers, or the Executive Committees of Sellers, approving the sales contemplated herein;

         (14) such certificates and other documents as Purchaser and its counsel may reasonably require to evidence the receipt by Sellers of all necessary regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement;

         (15) a Closing Statement using amounts shown on the Pre-Closing Balance Sheet, substantially in the form attached hereto as
                Exhibit 3.2(b)(15) (the "Closing Statement");

         (16) an affidavit of Sellers certifying that Sellers are not "foreign persons" as defined in the federal Foreign Investment in Real Property Tax Act of 1980;

         (17)   the Power of Attorney;

         (18) lease agreements for any Banking Center to be leased to the Purchaser under the provisions of Section 2.10;

         (19) such title insurance affidavits as may be required by the title insurance company; and

         (20) such certificates and other documents as the parties and their respective counsel may reasonably require to evidence receipt of all necessary regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement.

         It is understood that the items listed in items (6), (7), (8), (10) and
         (11) shall be transferred at the Banking Center immediately after the Banking Center have closed for business on the Closing Date.

(c) At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall execute and deliver to Sellers:

         (1)    the Assignment and Assumption Agreement;

         (2)    [reserved];

         (3) a certificate and receipt acknowledging the delivery and receipt of possession of the Assets and records referred to in this Agreement;

         (4) immediately available funds in the net amount shown as owing to Sellers by Purchaser on the Closing Statement, if any;

         (5) a certificate of a proper officer of Purchaser, dated as of the Closing Date, certifying to the fulfillment of all conditions which are the obligation of Purchaser and that all of the representations and warranties of Purchaser set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

         (6) copies of (A) the charters and bylaws of Purchaser and (B) a resolution of the Boards of Directors, or the Executive Committees, of Purchaser approving the purchases contemplated herein; and

         (7) such certificates and other documents as Sellers and its counsel may reasonably require to evidence the receipt by Purchaser of all necessary regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement.

(d)      All instruments, agreements, and certificates described in this Section
         3.2 shall be in form and substance reasonably satisfactory to the parties' respective legal counsel.

Section 3.3.    Post Closing Adjustments.
-----------     ------------------------

(a) Not later than 30 days after the Effective Time (the "Post-Closing Balance Sheet Delivery Date"), Huntington shall deliver to Purchaser a balance sheet dated as of the Effective Time and prepared in accordance with generally accepted accounting principles consistently applied reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (the "Post-Closing Balance Sheet"), including, but not limited to, the specific items described in paragraph 2.2(a)(1) through (4) above, as adjusted, together with a copy of Huntington's calculation of the adjusted purchase price and amounts payable thereunder. Additionally, Huntington shall deliver to Purchaser a final list of Loans purchased, individually identified by account number. Huntington shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Huntington in preparing the Post-Closing Balance Sheet. Within 15 days following the Post-Closing Balance Sheet Delivery Date (the "Adjustment Payment Date"), Huntington and Purchaser shall meet at the offices of Huntington in Columbus, Ohio, or such other location as may be mutually agreed, to effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet and resulting changes in the purchase price, together with interest thereon computed from the Effective Time to the Adjustment Payment Date at the applicable Federal Funds Rate (as hereinafter defined).

(b) In the event that a dispute arises as to the appropriate amounts to be paid to either party on the Adjustment Payment Date, each party shall pay to the other on such Adjustment Payment Date all amounts other than those as to which a dispute exists. Any disputed amounts retained by a party which are later found to be due to the other party shall be paid to such other party promptly upon resolution with interest thereon from the Effective Time to the date paid at the applicable Federal Funds Rate.

(c) The Federal Funds Rate shall be the mean of the high and low rates quoted for Federal Funds in the Money Rates column of The Wall Street Journal adjusted as such mean may increase or decrease during the period between the Effective Time and the date paid.


                                   ARTICLE IV
                                 INDEMNIFICATION

Section 4.1.    Huntington's Indemnification of Purchaser.
-----------     -----------------------------------------

(a) Subject to any limitations in paragraphs 4.1(b) or otherwise contained in this Agreement, Huntington shall indemnify, hold harmless, and defend Purchaser from and against (i) any breach by Sellers of any representation or warranty contained herein, (ii) claims or liabilities relating to any Title Defect or environmental contamination existing prior to the Effective Time in any Banking Center leased to the Purchaser under the provisions of paragraph 2.10(e) or paragraph 2.11(c), and (iii) all claims, losses, liabilities, demands, and obligations, including reasonable attorneys' fees and expenses, arising out of any actions, suits, or proceedings commenced prior to the Effective Time (other than proceedings to prevent or limit the consummation of this transaction) relating to Sellers' operations at the Banking Center; and, except as otherwise provided in this Agreement, Huntington shall further indemnify, hold harmless, and defend Purchaser from and against all claims, losses, liabilities, demands, and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable, and operating expenses (including salaries, rents, and utility charges) incurred by Sellers, prior to the Effective Time and which are claimed or demanded on or after the Effective Time, or which arise out of any actions, suits, or proceedings commenced on or after the Effective Time and which relate to Sellers' operations or transactions at the Banking Center prior to the Effective Time.

(b) The Purchaser's sole remedy for a breach of the representations and warranties contained in Section 5.11 shall be to require the Sellers to purchase any Loans which Purchaser in good faith deem to breach such representation and warranty (a "Purchase Right"). The Purchase Right can be exercised only for a period ending on the earlier of 60 days after discovery of such breach or 12 months after the Closing Date. Alternatively, the parties may agree to extend that exercise period with respect to a particular Loan or group of Loans and permit Purchaser to continue their customary processing and collection efforts with respect to such Loans.

Section 4.2.    Purchaser's Indemnification of Sellers.
-----------     --------------------------------------

Purchaser shall indemnify, hold harmless, and defend Sellers from and against any breach by Purchaser of any representation or warranty contained herein and all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable, and operating expenses (including salaries, rents and utility charges), which any of Sellers may receive, suffer, or incur in connection with operations and transactions occurring after the Effective Time and which involve the Banking Center, the Transferred Assets, or the liabilities assumed by Purchaser pursuant to this Agreement.

Section 4.3.    Claims for Indemnity.
-----------     --------------------

(a) A claim for indemnity under Sections 4.1 or 4.2 of this Agreement may be made by the claiming party at any time prior to (i) 120 months after the Effective Time in case of a claim under Section 4.1(a)(ii), and
         (ii) 24 months after the Effective Time for all other items, by the giving of written notice thereof to the other party. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within, the prescribed period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such period shall cease and no indemnity shall be made therefor.

(b) In the event that any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 4.1 or 4.2 hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond within five calendar days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party's approval will be implied if it does not respond within ten calendar days of its receipt of the notice of such settlement offer).

Section 4.4.    Limitations on Indemnification.
-----------     ------------------------------

Notwithstanding anything to the contrary contained in this Article IV, no indemnification shall be required to be made by either party until the aggregate amount of all such claims by a party exceeds $50,000. Once such aggregate amount exceeds $50,000, such party shall thereupon be entitled to indemnification for all amounts in excess of such $50,000. IN ADDITION, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS ARTICLE IV FOR ANY CONSEQUENTIAL LIABILITY, DAMAGE OR LOSS THE INDEMNIFIED PARTY MAY SUFFER AS THE RESULT OF ANY DEMAND, CLAIM OR LAWSUIT.


                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as otherwise specifically herein provided, and except as specifically disclosed to Purchaser in writing prior to the date hereof, or as otherwise disclosed as described in the


                                      -21
particular Sections of this Article V, Huntington, on behalf of itself and its subsidiaries, hereby represents and warrants to Purchaser as follows:

Section 5.1.    Corporate Organization.
-----------     ----------------------

Huntington is a bank holding company duly organized, validly existing, and in good standing under the laws of the State of Maryland. HNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Sellers have the corporate power and authority to carry on their respective businesses as currently conducted and to effect the transactions contemplated herein.

Section 5.2.    No Violation.
-----------     ------------

The Banking Center has been operated in all material respects in accordance with applicable laws, rules and regulations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (i) Sellers' charters or bylaws; (ii) any material provision of any material agreement or any other material restriction of any kind to which Sellers are parties or by which Sellers are bound; (iii) any material statute, law, decree, regulation, or order of any governmental authority; or (iv) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligations or loans to which Sellers are parties.

Section 5.3.    Corporate Authority.
-----------     -------------------

Prior to the Closing Date, the consummation of the transactions contemplated herein will have been duly authorized by the Board of Directors or the Executive Committee of each corporate entity conveying assets or liabilities to Purchaser under this Agreement. No further corporate authorization is necessary for Sellers to consummate the transactions contemplated hereunder.

Section 5.4.    Enforceable Agreement.
-----------     ---------------------

This Agreement has been duly executed and delivered by Huntington and HNB and is the legal, valid, and binding agreement of Huntington and HNB, enforceable against each of Huntington and HNB in accordance with its terms.

Section 5.5.    No Brokers.
-----------     ----------

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Huntington, Purchaser, and David A. Noyes & Company, and there has been no participation or intervention by any other person, firm or corporation employed or engaged by or on behalf of Sellers in such a manner as to give rise to any valid claim against Sellers or Purchaser for a brokerage commission, finder's fee or like commission.

Section 5.6.    Personal Property.
-----------     -----------------

Sellers own, and will convey to Purchaser at the Closing, all of Sellers' right, title, and interest to all of the Personal Property free and clear of any mortgages, liens, security interests or pledges. Such items are in generally good working order other than items that are not material or items that do not, in the aggregate, exceed $10,000 in value.

Section 5.7.    Real Property.
-----------     -------------

Sellers make the following additional representations regarding the Real
Property:

(a) Except as specifically set forth herein, there are no condemnation proceedings pending against the Real Property locations.

(b) Except as specifically set forth herein, Sellers have not entered into any agreement regarding the Real Property, and to Seller's knowledge the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or threatened which would materially affect or limit Purchaser's use and enjoyment of the Real Property or which would materially limit or restrict Sellers' right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

(c) To Sellers' knowledge, (i) no fact or condition exists which would result in the permanent termination or material impairment of access to the Real Property from adjoining public streets or highways or in the permanent discontinuance of necessary utilities services to the Real Property, and (ii) all sanitation, plumbing, refuse disposal, and similar facilities servicing the Banking Center are in material compliance with applicable governmental regulations.

(d) No complaints or other notice have been received by Sellers that Sellers are in violation of applicable building, zoning, platting, subdivision, use, safety, building or similar laws, ordinances, regulations and restrictions with respect to the Banking Center. To Sellers' knowledge, there are no special or general assessments pending against or affecting the Real Property and, to Sellers' knowledge, no public improvements have been recently made which would cause special or general assessments to be assessed against the Real Property. Except for any encroachment which does nonmaterially affect the use or value of the premises: (i) to Sellers' knowledge, there is no encroachment upon the Real Property from any buildings or improvements, if any, located on the adjacent property; and (ii) to Sellers' knowledge, there is no encroachment by the Real Property upon any adjacent property or upon any easements with respect to the adjacent property. There are no leases or other agreements by which any person possesses or has a right to possess all or any portion of the Real Property other than those described in this Agreement or exhibits to this Agreement. To Sellers' knowledge, and except as disclosed by title insurance binder or by survey, there is no violation of any applicable building restriction or restrictive covenant. To Sellers' knowledge, the Real Property is adequately serviced by all utilities necessary for effective operation as presently used for a financial institution office.

Until the Closing Date, Purchaser's sole remedy for a breach of the representations and warranties in this Section 5.7 shall be as provided in Sections 2.10(e).

Section 5.8.    Condition of Property.
-----------     ---------------------

Except as may be otherwise specifically set forth in this Agreement, the Real Property and Personal Property to be purchased by Purchaser hereunder are sold "AS IS, WHERE IS," with no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement.

Section 5.9.    Employees.
-----------     ---------

No Employee located in the Banking Center is a party to any collective bargaining, employment, severance, termination, or change of control agreement or represented by a labor organization of any type other than Sellers' established terms of employment and severance policies. Sellers are unaware of any efforts during the past three years to unionize or organize the employees of any of the Banking Center. Exhibit 5.9 sets forth a true and correct list of all employees of the Banking Center as of the date hereof, and a list of any and all bonus or incentive or other compensation arrangements or commitments, other than benefits plans applicable to all Huntington employees, for each such employee or for the employees as a group. Purchaser agree to keep such information in strictest confidence and to confine knowledge of such information to those of its officers and personnel who have a need to know such information in connection with the performance of their duties. None of the employees of the Banking Center is a party to any employment contract, formal or informal, oral or written, or represented under any collective bargaining agreement relating to employment with Sellers.

Section 5.10.   Assumed Contracts.
------------    -----------------

Each of the Equipment Leases, and the Software Licenses is valid and subsisting, in full force and effect, and Sellers have performed in all material respects all obligations required to be performed by Sellers thereunder; and no condition exists which constitutes or, with notice, or lapse of time, would constitute a material default thereunder.

Section 5.11.   Loans.
------------    -----

(a) Each Loan was made in the ordinary course of business, has been properly executed by the parties thereto, represents the valid and binding obligation of the obligor, enforceable by the holder thereof in accordance with its terms, is free from any material defenses, contains customary enforcement provisions such that the rights and remedies of the holder thereof are adequate for enforcement of the Loans, and, unless approved by Sellers and documented in their files, no material provision of a Loan has been waived.

(b) Each Loan (such term to include, for purposes of this paragraph, the principal documents relating in any way to such Loans, including notes, mortgages, security instruments, and guarantees) complies and has been administered in all material respects with all requirements of applicable Federal, state, and local laws and regulations.

(c) Each Loan that is secured by collateral is secured by a perfected mortgage or security interest in the collateral in favor of Sellers as mortgagee or secured party. No collateral has been released from the lien granted to Sellers, unless approved by Sellers and documented in their files.

(d) No selection procedures believed to be adverse to Purchaser have been utilized by Sellers in selecting the Loans.

(e) Purchaser's sole remedy for a breach of the representations and warranties in this Section 5.11 shall be as provided in paragraph 4.1(b).

Section 5.12.   Environmental Matters.
------------    ---------------------

Except as previously disclosed to Purchaser in writing, to the actual knowledge of the Executive Officers of Sellers or the senior property management officer for the geographic region in which the Banking Center are located, and without any investigation by such officers:

(a) Each Banking Center is, in all material respects, in compliance with all applicable Federal, state, local, or municipal statutes, ordinance, laws, and regulations and all orders, rulings, or other decisions of any court, administrative agency, or any other governmental authority relating to the protection of the environment.

(b) No Banking Center is constructed of, nor does it contain as a component part, any material (either in its present form or as it may reasonably be expected to change through aging or normal use) which reasonably can be expected to release any substance, whether gaseous, liquid, or solid or that is known to be (either by single exposure or by repeated or prolonged exposure) injurious or hazardous to the health of persons occupying the premises or is a Hazardous Substance (defined below). Without limiting the generality of this Section, the Banking Center is, and during all applicable limitation periods has been, to Sellers' knowledge, free of asbestos except to the extent properly sealed or encapsulated in compliance with all applicable Environmental Laws (defined below) and all work-place safety, disability and health laws, regulations, and guidelines so as to completely prevent the escape of asbestos particles or fibers.

(c) During Sellers' ownership and operation, no part of any Banking Center has been used for the manufacture, handling, storage, or disposal of Hazardous Substances, except for conventional cleaning and maintenance materials in quantities customary for commercial operations of the nature conducted by Sellers at such Banking Center.

(d) Except as disclosed in writing to Purchaser, no Banking Center contains, nor has ever contained, an "underground storage tank" as that term is defined in the Federal Hazardous and Solid Waste Amendments of 1984 to the Resource Conservation and Recovery Act. To Sellers' knowledge, the Banking Center and any contiguous properties are not contaminated by any Hazardous Substance in excess of applicable cleanup criteria developed by the Indiana Department of Environmental Management ("IDEM") pursuant to Title 13 of the Indiana Code and the implementing rules and regulations thereunder.

(e) There is no action, suit, investigation, inquiry, or other proceeding, ruling, order, or citation involving Sellers, pending, threatened, or previously asserted as a result of any actual or alleged failure to comply with any requirement of any Environmental Laws with respect to any Banking Center, and there is no factual basis for any of the foregoing.

(f) Sellers is not and may not be deemed to be an "owner or operator" of a "facility" or "vessel," as those terms are defined in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A. ss. 9601 ("CERCLA"), thereby owning, possessing, transporting, generating, or disposing of any Hazardous Substances in relation to any Banking Center.

For purposes of this Section 5.12, "Hazardous Substances" has the meaning defined in Section 9601 of CERCLA, and includes any substance that is now or hereafter regulated by or subject to any Environmental Laws and any other pollutant, contaminant, or waste, including, without limitation, asbestos, radon, and polychlorinated biphenyls; and "Environmental Laws" mean all laws (civil or common), ordinances, rules, regulations, and orders that: (i) regulate solid waste management, including the containment, storage, handling, transportation, disposal, or management of Hazardous Substances; (ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substances. Until the Closing Date, Purchaser's sole remedy for a breach of the representations and warranties in this Section 5.12 shall be as provided in
Section 2.11(c). Notwithstanding anything to the contrary above, Seller is not required to file a "Disclosure Document" pursuant to the Indiana Responsible Property Transfer Act.

Section 5.13.   Deposit Liabilities.
------------    -------------------

No selection procedures believed to be adverse to Purchaser have been utilized by Sellers in selecting the Deposit Liabilities. The Deposit Liabilities are insured by the FDIC to the fullest extent permitted by federal law and no action is pending or has been threatened by the FDIC against Sellers with respect to the termination of such insurance. Sellers are classified 1-A for purposes of calculating FDIC Insurance premiums. To Sellers' knowledge, the Deposit Liabilities (i) are in all respects genuine and enforceable obligations of Sellers and have been acquired and maintained in full compliance with all applicable Laws, including (but not limited to) the Truth in Savings Act and regulations promulgated thereunder; (ii) were acquired in the ordinary course of Sellers' business; and (iii) are not subject to any claims with respect to such

Deposit Liabilities that are superior to the rights of persons shown on the records delivered to Purchaser indicating the owners of the Deposit Liabilities other than claims against such Deposit Liabilities owners, such as state and federal tax liens, garnishments, and other judgment claims, which have matured or may mature into claims against the respective Deposit Liabilities.

Section 5.14.   Books, Records, Documentation, etc.
------------    -----------------------------------

The books and records of the Banking Center are correct, accurate, and complete, in all material respects, have been maintained in a consistent and a customary manner, and are in material compliance with all applicable federal and state laws and regulations and customary banking practices. The deposit- and lending-related forms, notices, statements, and related documentation, as well as Sellers' policies, procedures, and practices with respect thereto, used at the Banking Center comply in all material respects with applicable federal and state laws and regulations and customary banking practices.


Section 5.15.   Litigation.
------------    ----------

There are no actions, causes of action, claims, suits or proceedings, pending or, to Sellers' knowledge, threatened, against Sellers relating to the Banking Center or materially affecting the Banking Center, whether at law, in equity or before or by a governmental department, commission, board, bureau, agency or instrumentality. For purposes of this section, claims will be considered to materially affect the Banking Center if the aggregate amount of such claims exceeds $5,000.

Section 5.16.   Contracts and Agreements.
------------    ------------------------

Sellers have delivered a true and complete copy of each contract or other written agreement described in items 2.2(b)(ii), (iii), (iv) and (v) that is to be assumed by Purchaser, all of which are listed on Exhibit 5.16 hereto. Each such contract or other written agreement is valid and enforceable according to its terms and Sellers are not in default thereunder and there has been no event which, with notice or the lapse of time, or both, would constitute a default under any such contract or other written agreement by Sellers.

Section 5.17.   Tax Matters.
------------    -----------

Sellers have complied with the requirements of the Internal Revenue Service regarding taxpayer identification number certification, interest information reporting and backup withholding of interest payable in connection with Deposit Liabilities. Sellers have filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by them in connection with Sellers' operation of the Banking Center, and paid all taxes owed by them, including those with respect to withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns or assessments received by them are delinquent. Sellers have paid all taxes which they are required to withhold from amounts owing to employees, creditors, holders of Deposit Liabilities, or other third parties. For all completed years, Sellers have duly and timely sent to each holder of Deposit Liabilities a Form 1099 (or a substitute form permitted by law) relating to interest, earning or dividends paid on such accounts for those periods.

Section 5.18.   Limitation and Survival of Representations and Warranties.
------------    ---------------------------------------------------------

Except as may be expressly represented or warranted in this Agreement, neither Huntington nor any other Seller makes any representation or warranty whatsoever with regard to any asset being transferred to Purchaser or any liability or obligation being assumed by Purchaser or as to any other matter or thing. The foregoing representations and warranties shall survive the Effective Time for a period of 24 months, except Section 5.13, which shall survive the Effective Time for a period of six months, and except as otherwise specifically herein provided.


                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as otherwise specifically herein provided, Purchaser hereby represents and warrants to Sellers as follows:

Section 6.1.    Corporate Organization.
-----------     ----------------------

Purchaser is a start chartered banking corporation, duly organized and validly existing under the laws of the State of Indiana. Purchaser has the corporate power and authority to carry on the business being acquired, to assume the liabilities being transferred, and to effect the transactions contemplated herein.

Section 6.2.    No Violation.
-----------     ------------

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate or conflict with (i) the charter or bylaws of Purchaser, (ii) any material provision of any material agreement or any other material restriction of any kind to which Purchaser is a party or by which Purchaser is bound, (iii) any material statute, law, decree, regulation or order of any governmental authority, or (iv) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Purchaser is a party.

Section 6.3.    Corporate Authority.
-----------     -------------------

Prior to the Closing Date, the consummation of the transactions contemplated herein will have been duly authorized by the Board of Directors (or Executive Committee) of Purchaser. No further corporate authorization on the part of Purchaser is necessary to consummate the transactions contemplated hereunder.

Section 6.4.    Enforceable Agreement.
-----------     ---------------------

This Agreement has been duly executed and delivered by Purchaser and is the legal, valid, and binding agreement of Purchaser, enforceable in accordance with its terms.

Section 6.5.    No Brokers.
-----------     ----------

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser, David A. Noyes & Company, and Huntington and there has been no participation or intervention by any other person, firm, or corporation employed or engaged by or on behalf of Purchaser in such a manner as to give rise to any valid claim against Sellers or Purchaser for a brokerage commission, finder's fee, or like commission, other than compensation due David A. Noyes & Company by Purchaser.

Section 6.6.    Survival of Representations and Warranties.
-----------     ------------------------------------------

The foregoing representations and warranties shall survive the Effective Time for a period of 24 months.

                                   ARTICLE VII
            OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

Section 7.1.    Full Access.
-----------     -----------

Sellers shall afford to the officers and authorized representatives of Purchaser, upon prior notice and subject to Huntington's normal security requirements, access to the properties, books, and records pertaining to the Banking Center, specifically including but not limited to all books and records relating to the Deposit Liabilities, the Loans, the Real Property, and the Personal Property, and copies of the Equipment Leases and the Software Leases in order that Purchaser may have full opportunity to make reasonable investigations and to engage in operational planning, at reasonable times, without interfering with the normal business and operations of the Banking Center or the affairs of Huntington relating to the Banking Center. Sellers will cooperate with Purchaser to the extent reasonably requested and legally permissible to provide Purchaser with information about Employees and a means to meet with Employees. The officers of Sellers shall furnish Purchaser with two standard sets of such additional financial and operating data and other information as to its business and properties at the Banking Center, or where otherwise located, as Purchaser may, from time to time, reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to effect this transaction. Any additional copies of such information shall be produced and provided at Purchaser's expense. Nothing in this Section 7.1 shall require Sellers to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. Records, including credit information relating to the Loans, will be made available for review by Purchaser no later than 30 calendar days after the execution of this Agreement. It is understood that certain of Sellers' records may be available only in the form of photocopies, film copies, or other non-original and non-paper media.

Section 7.2.    Delivery of Magnetic Media Records.
-----------     ----------------------------------

Sellers shall prepare or cause to be prepared at its expense and make available to Purchaser at Sellers' data processing center or other reasonably convenient location magnetic media records in Sellers' field format as soon as possible and in any event not later than 60 calendar days after the execution of this Agreement and further shall make available to Purchaser such records updated monthly and as of the Closing Date, which records shall contain the information related to the items described in items 3.2(b)(6), (7), and (8) above. Such updated records shall be made available at such time after the Closing Date as agreed to by the parties. At its option, Sellers may provide such reports in paper format instead of magnetic media format.

Section 7.3.    Application for Approval.
-----------     ------------------------

Within 45 calendar days following the execution of this Agreement, Purchaser shall prepare and file applications required by law with the appropriate regulatory authorities for approval to purchase and assume the aforesaid assets and liabilities, to establish a branch at the location of the Banking Center, and to effect in all other respects the transactions contemplated herein. Purchaser agrees to process such applications in a diligent manner and on a priority basis and to provide Huntington promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use its best efforts to obtain all necessary regulatory approvals. On the date hereof, Purchaser knows of no reason why such applications should not receive all such approvals. Purchaser shall promptly notify Huntington upon receipt by Purchaser of notification that any application provided for hereunder has been accepted or denied. Sellers shall provide such assistance and information to Purchaser as shall be reasonably necessary for Purchaser to comply with the requirements of the applicable regulatory authorities.

Section 7.4.    Conduct of Business; Maintenance of Properties.
-----------     ----------------------------------------------

From the date hereof until the Effective Time, Huntington covenants that it will cause Sellers to:

         (1) carry on, or cause to be carried on, the business of the Banking Center substantially in the same manner as on the date hereof, use all reasonable efforts to preserve intact its current business organization and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts will be retained at the Banking Center; provided, however, that a Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Banking Center;

         (2) cooperate with and assist Purchaser in assuring the orderly transition of the business of the Banking Center to Purchaser from Sellers; and

         (3) Maintain the Real Property and the Personal Property in their current condition, ordinary wear and tear excepted.

Section 7.5.    No Solicitation by Sellers.
-----------     --------------------------

(a) After the execution of this Agreement, Sellers will take reasonable steps to avoid causing Banking Center customers to transfer all or part of their Deposit or Loan business from the Banking Center. For a period of 24 months after the Closing Date, Sellers will not establish any new branch facility or install any automated teller machines at any location within five miles of any Banking Center; provided, however, that this restriction will not apply to any branch existing as of the date of this Agreement nor prohibit Sellers from acquiring a branch facility or automated teller machine as part of an acquisition of another bank or bank holding company that has at least 85% of its total deposits attributed to branch offices located outside such five-mile limit. In addition, for a period of 24 months after the Closing Date, Sellers will not specifically target or solicit customers assigned to the Banking Center; provided, however, that this restriction shall not restrict general mass mailings, telemarketing calls, statement stuffers and other similar communications directed to all the current customers of Sellers or Sellers' affiliates, or to the public or newspaper, radio or television advertisements of a general nature or otherwise prevent Sellers from taking such actions as may be required to comply with any applicable federal or state laws, rules or regulations. The foregoing restriction shall not restrict the ability of Sellers to solicit customers whose accounts are normally established or maintained in offices other than the Banking Center or any customer which has an agreement for merchant services with Sellers or Sellers' affiliates, including their venture partners for merchant services. The obligations of the parties hereunder shall specifically survive the Closing for a period of 24 months.

(b) In order to facilitate Sellers' compliance with the restrictions in this Section 7.5, Purchaser will give prompt notice to Sellers of any mailing or other form of marketing that it determines is not consistent with such restrictions; provided, however, that Purchaser's failure to provide such notice shall not relieve Seller of any obligations it has under this Section 7.5.

Section 7.6.    Further Actions.
-----------     ---------------

The parties hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. Included in such actions shall be the execution and delivery of additional powers of attorney and such other documents and instruments as shall be prepared and reasonably requested by Purchaser to transfer the Loans and all collateral related thereto. Such assistance will be provided to the Purchaser without costs for Sellers' personnel for a period of at least 12 months after the Closing Date.

Section 7.7.    Fees and Expenses.
-----------     -----------------

Subject to the provisions of Section 10.3 and except as provided in this Section
7.7 and in Section 2.10, Purchaser shall be responsible for the costs of all title examinations, surveys, environmental investigation costs, its own attorneys' and accountants' fees and expenses, software license and transfer fees, recording costs, transfer fees, sales and use and other transfer taxes, regulatory applications and other expenses arising in connection therewith as well as all costs and expenses associated with the transfer or perfection of any security interests or liens securing Loans transferred hereunder. Except as provided in Section 2.10, Purchaser shall pay the costs of title insurance premiums, surveys, and documentary stamps and similar real estate transfer charges. Sellers shall be responsible for their own attorneys' and accountants' fees and expenses related to this transaction. Sellers shall make no charge to the Purchaser for Sellers' personnel assigned to transition matters hereunder.

Section 7.8.    Breaches with Third Parties.
-----------     ---------------------------

If the assignment of any material claim, contract, license, lease, commitment, sales order or purchase order (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Purchaser or Sellers thereunder, then such assignment is hereby made subject to such consent or approval being obtained.

Section 7.9.    Operations.
-----------     ----------

Notwithstanding the foregoing, between the date of this Agreement and the Effective Time, and except as may be otherwise required by regulatory authority, Sellers shall not without the prior consent of Purchaser, which consent shall not be unreasonably withheld:

         (1) cause the Banking Center to engage or participate in any material transaction or incur or sustain any obligation which is material to its business, condition or operation;

         (2) cause the Banking Center to transfer to Sellers' other operations any material amount of Transferred Assets, except for
                (i) supplies, if any, which have unique function in Sellers' business and ordinarily would not be useful to Purchaser, (ii) cash and other normal intrabank transfers which may be transferred in the ordinary course of business in accordance with normal banking practices and (iii) signs, or those parts thereof, bearing Sellers name and/or logo;

         (3) except in the ordinary course of business at the unsolicited request of depositors (i) cause the Banking Center to transfer to Sellers' other operations any Deposit Liabilities or (ii) cause any of Sellers' other operations to transfer to the Banking Center any Deposit Liabilities;

         (4) invest in any fixed assets on behalf of the Banking Center and for replacements of furniture, furnishing and equipment except for normal maintenance and refurbishing purchased or made in the ordinary course of business;

         (5) enter into or amend any continuing contract (other than Deposit Liabilities and Loans) relating to the Banking Center, which cannot be terminated without cause and without payment of any amounts as a penalty, bonus, premium or other compensation for termination, or which is not made in the ordinary course of business;

         (6) undertake any actions which are inconsistent with a program to use all reasonable efforts to maintain good relations with customers and with employees employed at the Banking Center, unless such actions are required or permitted by this Agreement;

         (7) hire any person into the Banking Center (other than to replace a departing employee and/or to bring the number of employees at the Banking Center to normal staffing levels), transfer or reassign any employee of the Banking Center, increase the compensation of any employee of the Banking Center, or promote any of the employees, except where any such action is pursuant to and consistent with customary Sellers' procedures and policies;

         (8) make any material change to its customary policies for setting rates on deposits offered at the Banking Center;

         (9) amend or modify any of its promotional, deposit account, or Loan practices at the Banking Center other than amendments or modifications in the ordinary course of business in accordance with amendments or modifications undertaken at Sellers' branches other than the Banking Center. Sellers shall underwrite and administer the Loans at the Banking Center in accordance with its past standards and practices and in accordance with applicable laws and regulations;

         (10) enter into any employment severance, termination, or change in control contracts or understandings with any Banking Center employees;

         (11) reduce the service charges on any deposit product or fee-based product (e.g. safe deposit boxes, money orders, cashier's checks) unless such reduction is implemented generally in Sellers' other branches;

         (12)   lease or sublease any space in the Banking Center,

         (13) until the Effective Time fail to maintain and update its general ledger on a basis consistent with its past accounting practices; or

         (14) undertake any actions which would result in a Title Defect or fail to take any action to remove or cure a Title Defect caused by the Sellers after the date hereof.

Section 7.10.   Destruction and Condemnation.
------------    ----------------------------

If the Banking Center is damaged or destroyed or condemned between the date hereof and the Closing Date, unless Sellers have repaired or replaced the damage or destroyed property, Purchaser may elect, in its sole discretion, to either
(i) not acquire the Banking Center and the related assets and liabilities or,
(ii) acquire the Banking Center, in which event Sellers will deliver to Purchaser any insurance proceeds, condemnation proceeds or other payment with respect to the Banking Center.

Section 7.11.   Insurance.
------------    ---------

As of the Effective Time, Huntington will discontinue its insurance coverage maintained in connection with the Banking Center and the activities conducted thereon. Purchaser shall be responsible for all insurance protection for the Banking Center's premises and the activities conducted thereon immediately following the Effective Time. Huntington shall bear the risk of loss until the Effective Time.

Section 7.12.   Public Announcements.
------------    --------------------

Sellers and Purchaser agree that, from the date hereof, neither shall make any public announcement or public comment, regarding this Agreement or the transactions contemplated herein without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment. Further, Sellers and Purchaser acknowledge the sensitivity of this transaction to the Employees and no announcements or communications with the public or the Employees shall be made without the prior approval of Sellers until the Effective Time.

Section 7.13.   Tax Reporting.
------------    -------------

Sellers shall comply with all tax reporting obligations in connection with transferred assets and liabilities on or before the Effective Time, and Purchaser shall comply with all tax reporting obligations with respect to the transferred assets and liabilities after the Effective Time.

Section 7.14.   Transitional Matters.
------------    --------------------

Sellers shall use their best efforts to cooperate with Purchaser to assure an orderly transition of ownership of the Assets and Loans and responsibility for the liabilities, including the Deposit Liabilities, assumed by Purchaser hereunder. As soon as practicable following the date of this Agreement, but in no event later than 30 days after the date of this Agreement, Purchaser shall provide Sellers with a draft of a detailed transition plan covering operational aspects of the transition, including methods for the transmission of data and records. If Sellers do not accept any part or all of such plan, they must notify Purchaser in writing within 15 days after receiving such draft transition plan from Purchaser, whereupon the parties agree to use their best efforts to agree upon a mutually acceptable transition plan as soon as possible, but in no event later than 60 days after the date of this Agreement. Sellers shall use their best efforts to cooperate fully with Purchaser in implementing such transition plan.

                                  ARTICLE VIII
                      CONDITIONS TO PURCHASER'S OBLIGATIONS

The obligation of Purchaser to complete the transactions contemplated in this Agreement is conditioned upon fulfillment, on or before the Closing Date, of each of the following conditions:

Section 8.1.    Representations and Warranties True.
-----------     -----------------------------------

The representations and warranties made by Sellers in this Agreement shall be true in all material respects on and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Purchaser.

Section 8.2.    Obligations Performed.
-----------     ---------------------

Sellers shall have (i) delivered or made available to Purchaser those items required by Section 3.2 hereof, and (ii) performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 8.3.    No Adverse Litigation.
-----------     ---------------------

As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Sellers which is reasonably likely to (i) materially and adversely affect the business, properties and assets of the Banking Center, or
(ii) materially and adversely affect the transactions contemplated herein.

Section 8.4.    Regulatory Approval.
-----------     -------------------

(a) Purchaser shall have received all necessary regulatory approvals of the transactions provided in this Agreement, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

(b) Such approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Purchaser.

                                   ARTICLE IX
                       CONDITIONS TO SELLERS' OBLIGATIONS

The obligation of Sellers to complete the transactions contemplated in this Agreement is conditioned upon fulfillment, on or before the Closing Date, of each of the following conditions:

Section 9.1.    Representations and Warranties True.
-----------     -----------------------------------

The representations and warranties made by Purchaser in this Agreement shall be true in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Sellers.

Section 9.2.    Obligations Performed.
-----------     ---------------------

Purchaser shall have (i) delivered to Sellers those items required by Section
3.2 hereof, and (ii) performed and complied in all material respects, with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 9.3.    No Adverse Litigation.
-----------     ---------------------

As of the Effective Time, no action, suit, or proceeding shall be pending or threatened against Purchaser or Sellers which might materially and adversely affect the transactions contemplated hereunder.

Section 9.4.    Regulatory Approval.
-----------     -------------------

(a) Sellers shall have received from the appropriate regulatory authorities approval of the transactions contemplated herein, waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

(b) Such approvals or Purchaser's corresponding regulatory approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Sellers.

                                    ARTICLE X
                                   TERMINATION

Section 10.1.   Methods of Termination.
------------    ----------------------

This Agreement may be terminated in any of the following ways:

         (1) by either Purchaser or Sellers, in writing five calendar days in advance of such termination, if the Closing has not occurred by September 30, 2000;

         (2) at any time on or prior to the Effective Time by the mutual consent in writing of Huntington and Purchaser;

         (3) by Huntington in writing if the conditions set forth in Article IX of this Agreement shall not have been met by Purchaser or waived in writing by Huntington prior to the Closing Date;

         (4) by Purchaser in writing if the conditions set forth in Article VIII of this Agreement shall not have been met by Sellers or waived in writing by Purchaser prior to the Closing Date;

         (5) any time prior to the Effective Time, by Purchaser or Huntington in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 30 calendar days after the giving of notice to the breaching party of such breach or the Effective Time; provided, however, that there shall be no cure period in connection with any breach of Section 7.3 hereof, so long as such breach by Purchaser was not caused by any action or inaction of Sellers, and Huntington may terminate this Agreement immediately if regulatory applications are not filed within 30 calendar days after the date of this Agreement as provided in that section; or

         (6) by Huntington in writing at any time after any applicable regulatory authority has denied approval of any application of Purchaser for approval of the transactions contemplated herein.

Section 10.2.   Procedure Upon Termination.
------------    --------------------------

In the event of termination pursuant to Section 10.1 hereof, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

         (1) each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same;

         (2) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons; and

         (3)    each party will pay its own expenses.

Section 10.3.   Payment of Expenses.
------------    -------------------

Should the transactions contemplated herein not be consummated because of a party's breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization, and documentation, its reasonable outside legal, accounting, consulting, and other out-of-pocket expenses.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

Section 11.1.   Assignment to Subsidiaries.
------------    --------------------------

At their discretion, Huntington may cause the obligations of Sellers under this Agreement to be fulfilled by their respective banking and corporate subsidiaries. Upon identification by Huntington of the subsidiaries to be considered a Seller, Huntington shall cause those subsidiaries to enter into such agreements as may be necessary to bind those subsidiaries as additional parties to this Agreement.

Section 11.2.   Amendment and Modification.
------------    --------------------------

The parties hereto, by mutual consent, my amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

Section 11.3.   Waiver or Extension.
------------    -------------------

Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (i) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (ii) compliance with any of the undertakings, obligations, covenants or other acts contained herein.

Section 11.4.   Assignment.
------------    ----------

This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other.

Section 11.5.   Confidentiality.
------------    ---------------

Purchaser and Sellers agree that any confidentiality agreements between Purchaser and Sellers shall survive the execution hereof and the consummation of the transactions contemplated herein.

Section 11.6.   Addresses for Notices, Etc.
------------    ---------------------------

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) deposited in the United States Mail by registered or certified mail, return receipt requested, (iii) sent by telecopier (with electronic confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or
(iv) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         If to Sellers, to:    Huntington Bancshares Incorporated
                               41 South High Street
                               Columbus, Ohio  43287
                               Attn:  Milton D. Baughman, Senior Vice President
                               Facsimile Number: (614) 480-5284

         with a copy to:       Richard A. Cheap, Esq.
                               General Counsel and Secretary
                               Huntington Bancshares Incorporated
                               41 South High Street
                               Columbus, Ohio  43287
                               Facsimile Number:  (614) 480-5485

         If to Purchaser, to:  First Bank
                               180 Washington Street
                               P.O. Box 225
                               Morgantown, Indiana 46160
                               Attn: Jerry Engle, President
                               Facsimile Number: (317) 882-5903

         with a copies to:     John R. Zerkle, Esq.
                               Leagre Chandler & Millard LLP
                               1400 First Indiana Plaza
                               135 North Pennsylvania Street
                               Indianapolis, Indiana 46204
                               Facsimile Number: (317) 808-3100

                               David A. Noyes & Company
                               111 Monument Circle, Suite 300
                               Indianapolis, Indiana 46204
                               Attn: John Reed
                               Facsimile Number: (317) 633-1739

Section 11.7.   Counterparts.
------------    ------------

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.8.   Headings.
------------    --------

The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part thereof.

Section 11.9.   Governing Law.
------------    -------------

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

Section 11.10.  Sole Agreement.
-------------   --------------

Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the sole agreement between the parties hereto respecting the transactions contemplated hereby and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

Section 11.11.  Parties In Interest.
-------------   -------------------

Nothing in this Agreement, express or implied, expressly including, without limiting the generality of the foregoing in any way, the provisions of paragraph 2.6(a) hereof, is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

Section 11.12   Calculation of Dates and Deadlines.
-------------   ----------------------------------

Unless otherwise specified, any period of time to be determined under this Agreement shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Agreement shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Columbus, Ohio.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.


                       HUNTINGTON BANCSHARES INCORPORATED


                       By: /s/ Milton D. Baughman
                          -----------------------------------------
                          Milton D. Baughman, Senior Vice President


                       THE HUNTINGTON NATIONAL BANK


                       By: /s/ Greg Sheridan
                          -----------------------------------------

                       Name: Greg Sheridan
                             -----------------------------------------

                       Title: _________________________________________


                       FIRST BANK


                       By: /s/ Jerry R. Engle
                          -----------------------------------------

                       Name: Jerry R. Engle
                             -----------------------------------------

                       Title: President and CEO
                              -----------------------------------------

                        PURCHASE AND ASSUMPTION AGREEMENT

                                     BETWEEN

                       HUNTINGTON BANCSHARES INCORPORATED

                                       AND

                                   FIRST BANK



                                LIST OF EXHIBITS


         Exhibit No.       Description
         ----------        -----------

         2.1(b)            List of Excluded Assets
         2.4(j)            Form of Power of Attorney
         2.6(a)            Agreement Regarding Employees of Banking Center
         3.2(b)(1)         Form of Warranty Deed
         3.2(b)(2)         Form of Bill of Sale
         3.2(b)(3)         Form of Assignment and Assumption Agreement
         3.2(b)(4)         Form of Assignment and Assumption of Leases
         3.2(b)(15)        Form of Closing Statement
         5.9               List of Employees
         5.16              List of Contracts to be Assumed